                                                                     Exhibit 3.1

                                                          FEDERAL IDENTIFICATION
                                                                   NO. 041156680
                        The Commonwealth of Massachusetts

                             William Francis Galvin
                          Secretary of the Commonwealth
             One Ashburton Place, Boston, Massachusetts  02108-1512

                        RESTATED ARTICLES OF ORGANIZATION
                    (General Laws, Chapter 156B, Section 74)


We,            Frederick J. Rowan, II             , President

and            David A. Brown                     , Clerk

of             The William Carter Company
                           (Exact name of corporation)

located at     369 Elliott St., Newton Upper Falls, MA  02164
                  (Street address of corporation Massachusetts)

do hereby certify that the following Restatement of the Articles of Organization was duly adopted at a meeting held on October 21, 1996 by a vote of:

50,000 shares of Series A Preferred Stock of 50,000 shares outstanding,
               (Type, class & series, if any)

10,000 shares of Class A Common Stock of 10,000 shares outstanding, and
               (Type, class & series, if any)

10,000 shares of Class B Common Stock of 10,000 shares outstanding.
               (Type, class & series, if any)

2,213 shares of Class C Common Stock of 2,769 shares outstanding being at least two-thirds of each type, class or series outstanding and entitled to vote thereon and of each type, class or series of stock whose rights are adversely affected thereby:

                                    ARTICLE I
                         The name of the corporation is:
                           The William Carter Company


                                   ARTICLE II
     The purpose of the corporation is to engage in the following business activities:

     See page 2A attached hereto.

* Delete the inapplicable words.        ** Delete the inapplicable clause.

Note: If the space provided under any article or item on this form is insufficient, additions shall be set forth on separate 8 1/2 x 11 sheets of paper with a left margin of at least 1 inch. Additions in more than one article may be made on a single sheet so long as each article requiring each addition is clearly indicated.

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                                   ARTICLE III

State the total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue:

--------------------------------------------------------------------------------
        WITHOUT PAR VALUE                           WITH PAR VALUE
--------------------------------------------------------------------------------
TYPE        NUMBER OF SHARES       TYPE         NUMBER OF SHARES       PAR VALUE
--------------------------------------------------------------------------------
Common:                            Common:      Class A   100,000        $ .01
--------------------------------------------------------------------------------
                                                Class B   100,000        $ .01
                                                Class C   100,000        $ .01
--------------------------------------------------------------------------------
Preferred:                         Preferred:   Series A   50,000        $ .01
--------------------------------------------------------------------------------

                                   ARTICLE IV

If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.

     See pages 4A-4M attached hereto.

                                    ARTICLE V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:

     None.

                                   ARTICLE VI

** Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

     See pages 6A-6D attached hereto.

** If there are no provisions, state "None".

Note: The preceding six (6) articles are considered to be permanent and may ONLY be changed by filing appropriate Articles of Amendment.

                                   ARTICLE II

The purposes for which the corporation is formed are as follows:

     (a) To manufacture, produce, buy, sell, export, import, and otherwise deal in any and all kinds of merchandise, yarns, threads, textile fabrics, clothing, underclothing, wearing apparel of every kind, all articles, materials and supplies used or capable of being used in such manufacture or dealing, the products and by-products of the same, and all equipment and materials necessary or useful in manufacturing or marketing merchandise.

     (b) To carry on any manufacturing, mercantile, selling, management, service or other business, operation or activity which may be lawfully carried on by a corporation organized under the Business Corporation Law of The Commonwealth of Massachusetts, whether or not related to those referred to in the foregoing paragraph.

     (c) To carry on any business, operation or activity through a wholly or partly owned subsidiary.

     (d) To carry on any business, operation or activity referred to in the foregoing paragraphs to the same extent as might an individual, whether as principal, agent, contractor or otherwise, and either alone or in conjunction or a joint venture or other arrangement with any corporation, association, trust, firm or individual.

     (c) To have as additional purposes all powers granted to corporations by the laws of The Commonwealth of Massachusetts, provided that no such purpose shall include any activity inconsistent with the Business Corporation Law or the general laws of said Commonwealth.


                                       2A
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                                   ARTICLE IV

     Part A.   Authorized Shares

               The total number of shares of capital stock which the Corporation has authority to issue is 350,000 shares, consisting of:

               (1) 50,000 shares of Series A Preferred Stock, par value $.01 per share ("Series A Preferred");

               (2) 100,000 shares of Class A Common Stock, par value $.01 per share ("Class A Common");

               (3) 100,000 shares of Class B Common Stock, par value $.01 per share ("Class B Common"); and

               (4) 100,000 shares of Class C Common Stock, par value $.01 per share ("Class C Common").

               The Class A Common, Class B Common and Class C Common and any other common stock authorized and issued hereafter are referred to collectively as the "Common Stock." The Series A Preferred and any other preferred stock authorized and issued hereafter are referred to collectively as the "Preferred Stock." Capitalized terms used but not otherwise defined in Part A, Part B or Part C of this Article IV are defined in Part D of this Article IV.

     Part B.   Series A Preferred

               Section 1.     Dividends.

               1A. General Obligation. The Corporation's board of directors shall declare, and the Corporation shall pay, preferential dividends to the holders of the Series A Preferred as provided in this Section 1. Except as otherwise provided herein, dividends on each share of the Series A Preferred (a "Share") shall be payable on May 31 of each year, beginning on May 31, 1995 (the "Dividend Reference Dates"), and shall be equal to the lesser of (i) 20% of the Corporation's Consolidated Net Income Per Share in respect of the immediately preceding fiscal year of the Corporation, or (ii) 5% of the Liquidation Value of each Share; provided that such dividends shall be payable no later than 90 days after any Liquidation Date occurring after December 31, 1994. The Corporation shall be obligated to declare such dividends each and every Dividend Reference Date


                                       4A
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unless it is prohibited from doing so by any applicable provision of law.
Notwithstanding the foregoing, no dividends otherwise owing on the Series A Preferred shall be paid (a) if at the time of such payment a default or event of default exists with respect to any Significant Debt or if (and only to the extent that) the payment of such dividend would immediately thereafter result in a default or event of default with respect to any Significant Debt, (b) if at the time of such payment a Default or Event of Default (as such terms are defined in the Trust Purchase Agreement) under Section 7(A)(i) of the Trust Purchase Agreement (a "Trust Payment Default") exist or (c) if (and only to the extent that) the payment of such dividend would exceed the maximum amount permitted under the Massachusetts Business Corporation Law. Such unpaid dividends, together with any other earned by unpaid dividends, shall be cumulated. Cumulative dividends shall be paid from time to time when no default or event of default exists with respect to any Significant Debt, no Trust Payment Default exists and when permitted under the Massachusetts Business Corporation Law and only to the extent that such payments will not immediately thereafter cause a default or event of default with respect to any Significant Debt and only to the extent that such payments are permitted under the Massachusetts Business Corporation Law. In the event a Liquidation Event occurs on or after January 2, 1994, then after the payment in full (or provision therefor) of all debts of the Corporation, a special liquidating distribution on each Share of Series A Preferred (without duplication of clauses (i) and (ii) above) (the "Liquidating Dividends") shall be declared by the Corporation's Board of Directors, shall be paid within 90 days after the Liquidation Date and shall be equal to the lesser of (A)(1) if the Liquidation Event occurs in the first fiscal month of any fiscal year of the Corporation, an amount equal to the product of (x) 20% of the Corporation's Consolidated Net Income Per Share in respect of the immediately preceding fiscal year and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Liquidation Date occurs prior to the Liquidation Date, and the denominator of which is the number of days in the entire immediately preceding fiscal year, or
(2) if the Liquidation Event occurs after the first fiscal month of any fiscal year of the Corporation, 20% of the sum of (x) the Corporation's Consolidated Net Income Per Share in respect of the portion of the fiscal year in which the Liquidation Date occurs ending with the fiscal month immediately preceding the fiscal month in which the Liquidation Date occurs, and (y) an amount equal to the amount determined in clause (A)(2)(x) above, multiplied by a fraction the numerator of which is the number of days in the fiscal month in which the Liquidation Event occurs prior to the Liquidation Event and the denominator of which is the aggregate number of days contained in the fiscal months used to determine Consolidated Net Income Per Share in clause (A)(2)(x) above, and (B) the product of (1) 5% of the Liquidation Value of each share and (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Liquidation Date occurs prior to the Liquidation Date, and the denominator of which is the number of days in the entire fiscal year in which the Liquidation Date occurs.

               1B. Distribution of Dividend Payments. Except as otherwise provided herein, each payment of dividends shall be distributed ratably among the holders of Series A Preferred based upon the number of Shares held by each such holder.


                                       4B
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               1C.  Priority of Dividends.  So long as any Share remains
outstanding, no dividends shall be paid or declared on any Junior Securities other than a dividend payable in Junior Securities unless (i) such dividend paid or declared on any Junior Securities does not exceed 80% of the Corporation's Consolidated Net Income Per Share in respect of the immediately preceding fiscal year of the Corporation and (ii) a dividend equal to the sum of (A) 5% of the Liquidation Value of each Share and (B) any accrued but unpaid cumulative dividends on each Share was paid on the Shares on the immediately preceding Dividend Reference Date.

               Section 2.     Liquidation

               Upon any liquidation, dissolution or winding up of the Corporation, each holder of Series A Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value (plus any outstanding cumulative dividends and the Liquidation Dividend (if any)) of all Shares held by such holder, and the holders of Series A Preferred shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Series A Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed shall be distributed ratably among such holders based upon the aggregate Liquidating Value (plus any outstanding cumulative dividends and the Liquidation Dividend (if any)) of the Series A Preferred held by each such holder. The Corporation shall mail written notice of any such liquidation, dissolution or winding up, not less than 30 days prior to the payment date stated therein, to each record holder of Series A Preferred. Neither the consolidation or merger of the Corporation into or with any other entity or entities, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2.

               Section 3.     Voting Rights; Restrictions

               Section 3A. Voting Rights. The holders of shares of Series A Preferred shall have the following voting rights:

               (i) The holder of the shares of the Series A Preferred shall not, except as otherwise requite by law or as set forth herein, have any right or power to vote on any matter or in any proceeding or to be represented at, or to receive notice of, any meeting of stockholders. The holders of the Series A Preferred shall be entitled to one vote for each share held on any matter as to which they shall be entitled to vote.

               (ii) If, at any time, on two or more consecutive Dividend Reference Dates the Corporation fails to pay a dividend equal to 5% of the Liquidation Value of each Share because of the failure of the Corporation to earn sufficient Consolidated Net Income Per Share for the applicable fiscal years, then during the period (the "Class Voting Period") commencing with such second of such consecutive Dividend Reference Dates and ending on the next Dividend Reference


                                       4C

Date following a fiscal year in which the Corporation earned any Consolidated Net Income Per Share sufficient to pay a dividend equal to 5% of the Liquidation Value of each Share, the holders of the Series A Preferred shall be given notice of all stockholders' meetings and shall have the right, voting together as a class to the exclusion of the holders of all other classes or series of stock of the Corporation, to elect one additional director. Upon the commencement of any Class Voting Period, the number of directors constituting the Corporation's board of directors shall, without further action, be increased by one director and the holders of a majority of the outstanding shares of the Series A Preferred shall be entitled to nominate and elect a director to fill such newly created directorship.

               (iii) During the Class Voting Period, the right of the holders of the Preferred Stock to elect a director may be exercised initially either at a special meeting of the holders of the Series A Preferred, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors and thereafter at such annual meetings or by the written consent of the holders of the Preferred pursuant to section 43 of the Massachusetts Business Corporation Law.

               (iv) At any time after the Class Voting Period shall have commenced, and if the voting rights of the holders of the Series A Preferred shall not already have been initially exercised, the President or the directors may, and the Clerk (or in the case of death, absence, incapacity or refusal of the clerk, any other officers) shall, upon written request of one or more holders of record of at least 10% of the shares of the Series A Preferred then outstanding, call a special meeting of the holders of the Series A Preferred for the purpose of electing directors to fill the one additional directorship created by the commencement of the Class Voting Period. Such meeting shall be held at the earliest practicable date upon at least seven day's notice to stockholders, such meeting to be held at the place of holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Clerk of the Corporation. In the event that none of the officers is able and willing to call a special meeting, the Massachusetts Supreme Judicial Court or the Massachusetts Superior Court, upon application of one or more holders of record who hold at least 10% in interest of the Shares of Series A Preferred outstanding, shall have jurisdiction in equity to authorize one or more of such holders to call a meeting by giving such notice as required by law.

               (v) At any meeting held for the purpose of electing directors at which the holders of the Series A Preferred shall have the right to elect a director as provided herein, the presence in person or by proxy of the holders of a majority of the then outstanding shares of Series A Preferred shall be required and be sufficient to constitute a quorum of such class for the election of a director by such class. At such meeting or adjournment thereof, the absence of a quorum of the holders of capital stock entitled to elect such directors other than the director to be elected by the holders of the Series A Preferred shall not prevent the election of a director by such holders of the Series A Preferred. Any such action by the holders of Series A Preferred may also be taken by unanimous written consent.

               (vi) A director who shall have been elected by holders of the Series A Preferred may be removed at any time during the Class Voting Period, either with or without cause, by, and only by, the affirmative vote of the holders of a majority of the outstanding shares of the Series A


                                       4D

Preferred given at an annual meeting or a special meeting of such stockholders called for such purpose, and any vacancy thereby created may be filled during such Class Voting Period by the affirmative vote of the holders of a majority of the outstanding shares of the Series A Preferred present in person or represented by proxy at such meeting. If a director elected by holders of the Series A Preferred dies, resigns, or otherwise ceases to be a director, the resulting vacancy shall be filled by the affirmative vote of the holders of a majority of the outstanding shares of the Series A Preferred present in person or by proxy at an annual or a special meeting of such shareholders called for such purpose.

               (vii) At the end of the Class Voting Period or in the event that no shares of the Series A Preferred are outstanding, (a) the holders of the Series A Preferred, if any, shall be automatically and immediately divested of all voting power vested in them hereunder, subject always to the subsequent vesting hereunder of voting rights in the holders of the Series A Preferred, as herein provided, (b) the term of the director elected by the holders of the Series A Preferred pursuant to the provisions hereof shall automatically and immediately expire and such director shall execute a resignation upon the request of the Corporation and (c) the number of directors constituting the board of directors of the Corporation shall, without further action, automatically and immediately be decreased by one director.

               (viii) The provisions of Section 3.2 of the Bylaws shall not be waived or amended without the prior written consent of the holders of a majority of the Shares then outstanding.

               Section 3B.    Restrictions.

               Except with the consent of the holders of at least a majority of the Series A Preferred then outstanding voting as a class, given by vote at a meeting duly called and held for the purpose, or given in such other manner as may be authorized by law, the Corporation shall not: (i) authorize or issue any class of capital stock having priority over the Series A Preferred in respect of the payment of dividends or payments in the case of liquidation, dissolution or winding up of the Corporation, (ii) increase the rights or preferences or number of authorized shares of any such prior ranking stock; (iii) issue any share of any such prior ranking stock more than 12 months after the date of any authorization by the holders of Series A Preferred with respect to clauses (i) or (ii) above; or (iv) waive, amend, alter, or repeal any of the rights, preferences and voting powers of the holders of the Series A Preferred as to affect adversely any such rights, preferences and voting powers.

               Section 4.     Ranking.

               Unless otherwise provided herein, the Series A Preferred shall rank senior to all other Preferred Stock and Common Stock of the Corporation with respect to the payment of dividends and distribution of assets. So long as any Series A Preferred Stock remains outstanding, the Corporation shall not, and shall cause each of its Subsidiaries not to, redeem, purchase or otherwise acquire


                                       4E
directly or indirectly any Junior Securities other than the exchange or conversion of one Junior Security for or into another Junior Security.

               Section 5.     Financial Information.

               The Corporation shall timely furnish the following reports to holders of the Series A Preferred:

               5A. Annual Reports. As soon as practicable after the end of each fiscal year of the Corporation, and in any event within 90 days thereafter, a copy of the consolidated financial statements of the Corporation and its Subsidiaries for each year, including balance sheet and statements of income, surplus, operations, changes in cash flow, and accompanying notes thereto, all prepared in conformity with generally accepted accounting principles, consistently applied, and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable form, issued by independent certified public accountants of recognized national standing retained by the Corporation.

               5B. Quarterly Reports. As soon as practicable after the end of the first, second and third quarterly accounting periods in each such fiscal year of the Corporation and in any event within 45 days thereafter, unaudited consolidated statements of operations for such quarter and for the fiscal year to date, and a consolidated balance sheet as of the end of such quarter prepared in reasonable detail and in conformity with generally accepted accounting principles, consistently applied (except that such financial statements may be in condensed form, need not contain footnotes and are subject to normal year-end adjustments),

               Section 6.     Confidentiality.

               All financial information furnished by the Corporation or any subsidiary pursuant to Section 5 of this Part B of Article IV will be treated as confidential by the holders of Series A Preferred, but nothing herein contained shall limit or impair the rights of a holder of the Series A Preferred, and a holder of the Series A Preferred shall be entitled, (i) to disclose the same to any governmental entity or judicial body, if advisable to do so, or to any prospective or actual participants or purchaser of an interest in the Series A Preferred who agree to be subject to this Section 6, or (ii) to use such information to the extent pertinent to an evaluation of the Series A Preferred.

               Section 7.     Registration of Transfer.

               The Corporation shall keep at is principal office a register for the registration of Series A Preferred. Upon the surrender of any certificate representing Series A Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor


                                       4F
representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred represented by the surrendered certificates.

               Section 8.     Replacement.

               Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such loss, stolen, destroyed or mutilated certificate, and dividends shall accrue o the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

               Section 9.     Amendment and Waiver.

               In addition to the vote of any other stockholders required by law, any amendment tot his Part B of Article IV or any definitions in Part D of this Article IV applicable hereto, shall be approved by the majority vote of the Series A Preferred then outstanding. Any waiver of any provision of this Part B of Article IV or any definitions in Part D of this Article IV applicable hereto approved by the prior written consent of a majority of the Series A Preferred Stock then outstanding shall be effective and binding upon all holders of Series A Preferred Stock.

               Section 10.    Notices.

               Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, or by personal delivery or facsimile and shall be deemed to have been given three days after being so mailed, one day after being so sent by such overnight courier, when received if delivered personally, and when sent if sent by facsimile (i) to the Corporation, at is principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder.


                                       4G

     Part C.   Common Stock.

               Except as otherwise provided in this Part C or as otherwise required by applicable law, all shares of Class A Common, Class B Common and Class C Common shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

               Section 1.     Voting Rights.

               Except as otherwise provided in this Article IV or as otherwise required by applicable law, the holders of Class A Common shall be entitled to four votes per share on all matters to be voted on by the Corporation's holders of Class A Common, the holders of Class B Common shall be entitled to one vote per share on all matters to be voted on by the Corporation's holders of Common Stock and the holders of Class C Common shall not be entitled to vote. Except as provided in Section 2 of this Part C of Article IV, the holders of the Class A Common and Class B Common shall vote together as one class on all issues brought to a vote of holders of Common Stock.

               Section 2.     Number of Directors; Classes and Elections.

               Subject to paragraph 3A of Part B of this Article IV, the number of directors of the Corporation shall be determined from time to time by the Class A Directors or by resolution of the holders of Class A Common holding a majority of the votes of the shares of Class A Common; provided that, subject to paragraph 3A of Part B of this Article IV, the number of directors of the Corporation shall not be less than five (5) nor more than eleven (11). Two of the directors shall be Class B Directors who shall be elected, removed and replaced by the holders of Class B Common. The remaining directors shall be Class A Directors who shall be elected, removed and replaced by the holders of Class A Common. If a vacancy of a Class A Director exists (no matter how created), then the remaining Class A Directors may fill such vacancy. If a vacancy of a Class B Director exists (no matter how created), then the remaining Class B Director may fill such vacancy.

               Section 3.     Distributions.

               At the time of any Distribution to holders of Class A, Class B or Class C Common, such Distribution shall be made to the holders of Class A common, Class B and Class C Common in the following priority:

               (i) First, the holders of Class A Common, as a separate class, shall be entitled to receive all or a portion of such Distribution (ratably among such holders based upon the aggregate Unpaid Yield of Class A Common held by each such holder as of the time of such Distribution) equal to the aggregate Unpaid Yield on the outstanding shares of Class A Common as of the time of such Distribution, and no Distribution or any portion thereof shall be made under paragraphs 3(ii)


                                       4H
or 3(iii) below until the entire amount of the Unpaid Yield on the outstanding shares of Class A Common as of the time of such Distribution has been paid in full.

               (ii) After the required amount of a Distribution has been made pursuant to paragraph (3)(i) above the next amount distributed, the "Section 3(ii) Amount," shall equal the lesser of (A) the amount remaining for distribution and (B) the Unpaid Preference Amount, and shall be distributed to holders of Common Stock in the following proportions: (a) the holders of Class A Common shall be entitled to receive thirty five and ninety one one hundredths percent (35.95%) of the Section 3(ii) Amount (ratably among such holders based upon the number of shares of Class A Common held by each such holder as of the time of such Distribution), (b) the holders of Class B Common shall be entitled to receive fifty and twenty-nine one hundredths percent (50.29%) of the Section 3(ii) Amount (ratably among such holders based upon the number of shares of Class B Common held by each such holder as of the time of such Distribution), and (c) the holders of Class C common stock shall be entitled to receive thirteen and eight tenths percent (13.8%) of the Section 3(ii) Amount (ratably among such holders based upon the number of shares of Class C Common held by each such holder as of the time of such Distribution), and no Distribution or any portion thereof shall be made under paragraph 3(iii) below until the entire
Section 3(ii) Amount as of the time of such Distribution has been paid in full.

               (iii) After the required amount of a Distribution has been made pursuant to paragraphs 3(i) and 3(ii) above, the holders of Class A Common, Class B Common and Class C Common, as a group, shall be entitled to receive the remaining portion of such Distribution (ratably among such holders based upon the number of shares of Class A Common, Class B Common and Class C Common held by each such holder as of the time of such Distribution).

               Section 4.     Stock Splits and Stock Dividends.

               The Corporation shall not in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by stock split, stock dividend or otherwise) the outstanding Common Stock of one class unless the outstanding Common Stock of all the other classes shall be proportionately subdivided or combined. All such subdivisions and combinations shall be payable only in Class A Common to the holders of Class A Common and in Class B Common to the holders of Class B Common and in Class C Common to the holders of Class C Common.

               Section 5.     Registration of Transfer

               The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and


                                       4I
will represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

               Section 6.     Replacement.

               Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares represented by such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such loss, stolen, destroyed or mutilated certificate.

               Section 7.     Notices.

               Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, or by personal delivery or facsimile and shall be deemed to have been given three days after being so mailed, one day after being so sent by such overnight courier, when received if delivered personally, and when sent if sent by facsimile (i) to the Corporation, at is principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder.

               Section 8.     Amendment and Waiver.

               Except as otherwise required by law or by Section 9, Part B of this Article IV, any amendment to this Article IV shall be approved by a majority vote of the then outstanding shares of Common Stock voting as a single class; provided that any such amendment which would adversely affect the rights, preferences or voting powers of a class of Common Stock shall be approved by a majority vote of such class of Common Stock then outstanding. Any waiver of any provision of this Article IV approved by the prior written consent of a majority of the holders of the Common Stock then outstanding shall be effective and binding upon all holders of Common Stock; provided that any such waiver which would adversely affect the rights, preferences or voting powers of a class of Common Stock shall be approved by the advance written consent of a majority of the holders of such class of Common Stock then outstanding.


                                       4J

     Part D.   Definitions.

               "Consolidated Net Income Per Share" means, for any period, an amount equal to (x) the after tax consolidated net income (or loss) of the Corporation and its Subsidiaries for such period determined in conformity with GAAP dividend by (y) the number of Shares of Series A Preferred Stock outstanding on the applicable Dividend Reference Date or the date on which a Liquidation Event occurs. Such Consolidated Net Income Per Share, absent gross manifest errors, shall be presumptively determined to be equal to (i) in the case of any fiscal year, the Consolidated Net Income Per Share set forth in the Corporation's audited financial statements prepared by the Corporation's auditors and (ii) in the case of any other period, the Consolidated Net Income Per Share set forth in the Corporation's unaudited financial statements prepared by the Corporation's or its Subsidiaries' management.

               "Credit Agreement" means that (i) certain Second Amended and Restated Credit Agreements, dated as of December 5, 1991, among the Company, The Bank of New York, The Bank of Nova Scotia, Kleinwort Benson Ltd., Kredietbank N.V., Grand Cayman Branch, The Daiwa Bank Limited, Pitney Bowes Credit Corporation and The Bank of New York, as Agent under the Credit Agreement, and
(ii) all agreements and instruments executed in connection with such agreement.

               "Debt" of any Person means (without duplication) any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property, including capitalized lease obligations (except any such balance that constitutes a trade payable).

               "Distribution" means each distribution made by the Corporation to holders of Common Stock, whether in cash, property, or securities of the Corporation and whether by dividend, liquidating distributions or otherwise; provided that neither any subdivision (by stock split, stock dividend or otherwise) nor any combination (by stock split, stock dividend or otherwise) of any outstanding shares of Common Stock shall be a Distribution.

               `GAAP" means generally accepted accounting principles in the United States of America in effect from time to time, applied on a consistent basis both as to classification of items and amounts.

               "Junior Securities" means any of the Corporation's equity securities other than Preferred Stock.

               "Liquidation Date" means the date a Liquidation Event occurs.

               "Liquidation Event" means the liquidation, dissolution or winding up of the Corporation.


                                       4K

               "Liquidation Value" of any Share as of any particular date shall be equal to $1,000.

               "Original Cost" of any share of Class A Common shall be equal to $1,000 per share (as proportionately adjusted for all stock splits, stock dividends and other recapitalizations affecting the Class A Common).

               "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

               "Prime Rate" means a variable rate per annum equal to The Bank of New York's "prime rate" (or if The Bank of New York no longer exists or no longer publishes a prime rate, in lieu thereof the rate published by the Wall Street Journal, from time to time, as the prime rate at large U.S. money center banks). Adjustments in the Prime Rate will be made on each date such prime rate changes.

               "Senior Subordinated Notes" means the senior subordinated notes of the Corporation in the original aggregate principal amount of $5,000,000 issued to the CHC Charitable Irrevocable Trust pursuant to the Trust Purchase Agreement.

               "Significant Debt" means all obligations (present and future) outstanding under the Credit Agreement and all other Debt in the original aggregate principal amount of $1 million or greater created, incurred, assumed or guaranteed by the Company (and all renewals, extensions or refundings thereof), unless the instrument under which such Debt is created, incurred, assumed or guaranteed expressly provides that such Debt is not "Significant Debt" for purposes of this definition. Notwithstanding anything to the contrary in the foregoing, Significant Debt shall not include (i) any Debt of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries, (ii) may trade payable of the Company or any Subsidiary, even if overdue, or (iii) any Senior Subordinated Notes.

               "Subsidiary" means with respect to any Person, any corporation or which the shares of outstanding capital stock possessing a majority of the general voting power (under ordinary circumstances) in electing the board of directors are, at the time as of which any determination is being made, owned by such Person either directly or indirectly through Subsidiaries.

               "Trust Purchase Agreement" means (i) the Purchase Agreement, date as of December 6, 1991, by and among the Corporation, The William Carter Company and the CHC Charitable Irrevocable Trust and (ii) all agreements and instruments executed in connection with such Purchase Agreement.

               "Unpaid Preference Amount" means, with respect to all shares of Class A Common, Class B Common and Class C Common, as a group, an amount equal to the excess, if any, of (i) $27,842,000 over (ii) the aggregate amount of Distributions made by the Corporation to the holders


                                       4L
of Class A Common, Class B Common and Class C Common pursuant to paragraph 3(ii) of Part C of this Article IV.

               "Unpaid Yield" of any share of Class A means an amount equal to the excess, if any, of (i) the aggregate Yield accrued on such share, over (ii) the aggregate amount of Distributions made by the Corporation.

               "Yield" means, with respect to each share of Class A Common, such amount as shall be required to provide an internal rate of return in respect of the Original Cost of such share of Class A Common, at a rate equal to the Prime Rate, compounded semiannually from the date of such share's issuance.


                                       4M

                                   ARTICLE VI

     Other lawful provision, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

          (a) The directors may make, amend or repeal the by-laws in whole or in part, except with respect to any provision thereof which by law or the by-laws requires action by the stockholders.

          (b) Meetings of the stockholders may be held anywhere in the United States.

          (c) No stockholder shall have any right to examine any property or any books, accounts or other writings of the corporation if there is reasonable ground for belief that such examination will for any reason be adverse to the interests of the corporation, and a vote of the directors refusing permission to make such examination and setting forth that in the opinion of the directors such examination would be adverse to the interests of the corporation shall be prima facie evidence that such examination would be adverse to the interests of the corporation. Every such examination shall be subject to such reasonable regulations as the directors may establish in regard thereto.


                                       6A

          (d) The directors may specify the manner in which the accounts of the corporation shall be kept and may determine what constitutes net earnings, profits and surplus, what amounts, if any, shall be reserved for any corporate purpose, and what amounts, if any, shall be declared as dividends. Unless the directors otherwise specify, the excess of the consideration for any share of its capital stock with par value issued by it over such par value shall be paid-in surplus. The directors may allocate to capital stock less than all of the consideration for any share of its capital stock without par value issued by the corporation, in which case the balance of such consideration shall be paid-in surplus. All surplus shall be available for any corporate purpose, including the payment of dividends.

          (e) The purchase or other acquisition or retention by the corporation of shares of its own capital shall not be deemed a reduction of its capital stock. Upon any reduction of capital or capital stock, no stockholder shall have any right to demand any distribution from the corporation, except as and to the extent that the stockholders shall so have provided at the time of authorizing such reduction.

          (f) The directors shall have the power to fix from time to time their compensation. No person shall be disqualified from holding any office by reason of any interest. In the absence of fraud, any director, officer or stockholder of this corporation individually, or any individual having any interest in any concern which is a stockholder of this corporation, or any concern in which any such directors, officers, stockholders or individuals have any interest, may be a part to, or may be pecuniarily or otherwise interested in, any contract, transaction or other act of this corporation, and

               (1) such contract, transactions or act shall not be in any way invalidated or otherwise affected by that fact;

               (2) no such director, officer, stockholder or individual shall be liable to account to this corporation for any profit or benefit realized through any such contract, transaction or act; and

               (3) any such director of this corporation may be counted in determining the existence of a quorum at any meeting of the directors or of any committee thereof which shall authorize any such contract, transaction or act, and may vote to authorize the same;

     provided, however, that any contract, transaction or act in which any director or officer of this corporation is so interested individually, or as a director, officer, trustee or member of any concern which is not a subsidiary or affiliate of this corporation, or in which any directors or officers are so interested as holders, collectively, of a majority of shares of capital stock or other beneficial interest at the time outstanding in any concern which is not a subsidiary or affiliate of this corporation, shall be duly authorized or ratified by a majority

                                       6B
     of the directors who are not so interested and to whom the nature of such interest has been disclosed.

               As used in this paragraph (i) the term "interest" means personal interest and interest as a director, officer, stockholder, shareholder, trustee, member or beneficiary of any concern; the term "concern" means any corporation, association, trust, partnership, firm, person or other entity other than this corporation; and the phrase "subsidiary or affiliate" means a concern in which a majority of the directors, trustees, partners or controlling persons are elected or appointed by the directors of this corporation, or are constituted of the directors or officers of this corporation.

               To the extent permitted by law, the authorizing or ratifying vote of a majority in interest of each class of the capital stock of this corporation outstanding and entitled to vote for directors at an annual meeting or a special meeting duly called for the purpose (whether such vote is passed before or after judgment rendered in a suit with respect to such contract, transaction or act) shall validate any contract, transaction or act of this corporation, or of the board of directors or any committee thereof, with regard to all stockholders of this corporation, whether or not of record at the time of such vote, and with regard to all creditors and other claimants against this corporation; provided, however, that with respect to the authorization or ratification of contracts, transactions or acts in which any of the directors, officers or stockholders of this corporation have an interest, the nature of such contracts, transactions or acts and the interest therein of any director, officer or record or (to the corporation's knowledge) beneficial holder of 10% or more of any class of outstanding capital stock of the corporation shall be summarized in the notice of any such annual or special meeting, or in a statement or letter accompanying such notice, and shall be fully disclosed at any such meeting. Interested stockholders may vote at any such meeting. Any failure of the stockholders to authorize or ratify such contract, transaction or act shall not be deemed in any way to invalidate the same or to deprive this corporation, its directors, officers or employees of its or their right to proceed with such contract, transaction or act. No contract, transaction or act shall be avoided by reason of any provision of this paragraph (f) which would be valid but for such provisions.

          (g)  Repealed.

          (h) A vote of 80% of the shares of each class and series of stock outstanding and entitled to vote thereon (or in the case of two or more classes or series which are to vote as a single class, a vote representing 80% of the combined votes of the classes or series voting together) shall be required to approve or authorize a merger, consolidation, dissolution or sale, mortgage, pledge, lease or exchange of all or substantially all of the property and assets of this corporation, and shall also be required to amend this paragraph (h). Any 80% voting requirement of this paragraph, and any two-thirds voting requirement under applicable law for any amendment to the corporation's Article of Organization, shall not be applicable if the "Continuing Directors" (as hereinafter defined) by a two-thirds vote of all Continuing


                                       6C

     Directors then in office shall have expressly approved any such transaction or amendment in advance and shall have determined that such voting requirement shall not be applicable to such transaction or amendment, in which event the voting requirement shall be a majority rather than 80% or two-thirds. For purposes of this paragraph (h), the term "Continuing Directors" shall mean any director (a) who has continuously been a member of the Board of Directors of the corporation since not later than January 1, 1986, or (b) who is a successor of a Continuing Director as defined in
     (a) if such successor (and any intervening successor) shall have been recommended or elected to succeed a Continuing Director by a majority of the then Continuing Directors. The provisions of this paragraph (h) are subject to the provisions of the Business Corporation Law, and if any provision of this paragraph (h) shall be determined to be inconsistent with the Business Corporation Law, it shall if feasible be construed or narrowed so as to comply with the Business Corporation Law, and any invalidity or partial invalidity of any provision of this paragraph (h) shall not affect any other provision, unless the context requires otherwise.

          (i) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this paragraph (i) shall not eliminate the liability of a director, to the extent that such liability is provided by applicable law, (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 61 or 62 (or successor provisions) of the Massachusetts Business Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.


                                       6D

                     OFFICERS OF THE WILLIAM CARTER COMPANY


1.   Full Legal Name:    Frederick J. Rowan, II
            Title(s):    President & CEO
      Residence Addr:    1835 Ballybunion Drive
                         Duluth, GA  30155

       Business Addr:    1590 Adamson Parkway
                         Suite 400
                         Morrow, GA  30260

2.   Full Legal Name:    David A. Brown
            Title(s):    Senior Vice President
                         Business Planning & Administration Clerk
      Residence Addr:    103 Pierrepont Isle
                         Duluth, GA  30155

       Business Addr:    1590 Adamson Parkway
                         Suite 400
                         Morrow, GA  30260

3.   Full Legal Name:    Joseph Pacifico
            Title(s):    Executive Vice President - Marketing
      Residence Addr:    1828 Ballybunion Drive
                         Duluth, GA  30155

       Business Addr:    1590 Adamson Parkway
                         Suite 400
                         Morrow, GA  30260

4.   Full Legal Name:    Charles E. Whetzel, Jr.
            Title(s):    Executive Vice President - Operations
      Residence Addr:    10910 Old Stone Court
                         Duluth, GA  30155

       Business Addr:    1590 Adamson Parkway
                         Suite 400
                         Morrow, GA  30260

5.   Full Legal Name:    Jay A. Berman
            Title(s):    Chief Financial Officer & Treasurer
      Residence Addr:    33 Carriage Hill Drive
                         Branford, CT  06405

       Business Addr:    1000 Bridgeport Avenue
                         Shelton, CT  06434

6.   Full Legal Name:    Michael D. Casey
            Title(s):    Vice President - Finance
      Residence Addr:    27 Windy Ridge
                         Trumbull, CT  06611

       Business Addr:    1000 Bridgeport Avenue
                         Shelton, CT  06434


                                       8A

                     Directors of The William Carter Company

--------------------------------------------------------------------------------
NAME OF DIRECTOR           BUSINESS ADDRESS           RESIDENTIAL ADDRESS
--------------------------------------------------------------------------------
Frederick J. Rowan, II     150 Adamson Parkway        1835 Ballybunion Drive
                           Suite 400                  Duluth, GA  30155
                           Morrow, GA  30260
--------------------------------------------------------------------------------
Kurt Borowsky              Van Beuren Management      28 Post Kennel Road
                           330 South Street           Plain Hills, NJ  07930
                           Morristown, NJ  07960
--------------------------------------------------------------------------------
Alan Bowers                Mutual Benefit Life        7 Homestead Road
                           Assurance Company          Metchen, NJ  08840
                           520 Broad Street
                           Newark, NJ  07101
--------------------------------------------------------------------------------
Thomas M. Conney           9200 Montgomery Road       15 Hampton Lane
                           Suite 23A                  Cincinnati, OH  45208
                           Cincinnati, OH  45242-7716
--------------------------------------------------------------------------------
David James                Mutual Benefit Life        15 Lincoln Avenue
                           Assurance Company          Chatham, NJ  07928
                           520 Broad Street
                           Newark, NJ  07101
--------------------------------------------------------------------------------
Leonard Lieberman          1 Gateway Center           1605 Harmon Cove Towers
                           Suite 532                  Secaucus, NJ  07904
                           Newark, NJ  07102-5311
--------------------------------------------------------------------------------


                                       8B

                                   ARTICLE VII

The effective date of the restated Articles of Organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing.

                                  ARTICLE VIII

The information contained in Article VIII is not a permanent part of the Articles of Organization.

a. The street address (post office boxes are not acceptable) of the principal office of the corporation in Massachusetts is:

          369 Elliott St., Newton Upper Falls, MA  02164

b. The name, residential address and post office address of each director and officer of the corporation is as follows:

                NAME         RESIDENTIAL ADDRESS         POST OFFICE ADDRESS

President:
                         See pages 8A-8B attached hereto.
Treasurer:

Clerk:

Directors:


c. The fiscal year (i.e., tax year) of the corporation shall end on the last day of the month of:

          The Saturday in December or January nearest the last day of December.

d. The name and business address of the resident agent, if any, of the corporation is:

          Corporation Service Company
          84 State Street, Boston, MA  02109-2202

** We further certify that the foregoing Restated Articles of Organization affect no amendments to the Articles of Organization of the corporation as heretofore amended, except amendments to the following articles. Briefly describe amendments below:

          Article 4.  Class C Common Stock changed from voting to non-voting.


SIGNED UNDER THE PENALTIES OF PERJURY, this 28th day of October, 1996.


          /s/Frederick J. Rowan, II          , * President
--------------------------------------------
          Frederick J. Rowan, II


          /s/David A. Brown                  , * Clerk
--------------------------------------------
          David A. Brown


* Delete the inapplicable words.   ** If there are no amendments, state `None'.

                        THE COMMONWEALTH OF MASSACHUSETTS

                        RESTATED ARTICLES OF ORGANIZATION
                    (General Laws, Chapter 156B, Section 74)

================================================================================


          I hereby approve the within Restated Articles of Organization and, the filing fee in the amount of $300 having been paid, said articles are deemed to have been filed with me this 29th day of October, 1996.


          Effective Date: __________________________________________________


                            /s/William Francis Galvin

                             WILLIAM FRANCIS GALVIN
                          Secretary of the Commonwealth

                         TO BE FILLED IN BY CORPORATION
                         Photocopy of document to be sent to:

                              Elaine M. Desrochers, Paralegal
                              Ropes & Gray
                              One International Place
                              Boston, MA  02110
               Telephone:     (617) 951-7635